Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2026 FIRST QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2026 first quarter results.

FISCAL 2026 FIRST QUARTER HIGHLIGHTS –

►	Net sales decreased 32% to approximately $2.70 million in the fiscal 2026 first quarter versus $3.97 million in the fiscal 2025 first quarter.
►	Net bookings increased 37% to $2.80 million in the fiscal 2026 first quarter versus $2.04 million in the prior year first quarter.
►	Backlog increased 94% to $18.26 million at the end of the fiscal 2026 first quarter as compared to $9.41 million at the end of the fiscal 2025 first quarter.
►	Net income (loss) was ($0.34) million, or ($0.16) per share, for the fiscal 2026 first quarter versus net income of $0.59 million, or $.28 per share, for the fiscal 2025 first quarter.

Revenue continued to be down in the first quarter, similar to the fourth quarter of fiscal year 2025, due to the lag time between receipt of orders and production/fulfillment of those orders. As previously noted in our last press release, we expected lower revenues in this quarter and anticipate sales to pick up at the end of the fiscal second quarter, before reaching a steadier level in the fiscal third quarter.

On a positive note, the Company’s backlog remains at record levels. Backlog increased from $18.11 million at the beginning of the fiscal year to $18.26 million at the end of fiscal 2026 first quarter.

During the quarter we invested $1.65 million for 6.4% of the units in CBE LLC (“CBE”). CBE purchased a 25% interest in CrossingBridge Advisors (“CrossingBridge”), a subsidiary of ENDI Corp., for $25.9 million. CBE will be entitled to a royalty equal to approximately 14.9% of the revenue of CrossingBridge, which equated to an initial “cap” rate based on CrossingBridge’s revenue run rate as of December 31, 2024, of approximately 11.7%. Solitron’s royalty share will be just under 6.4% of CBE’s. CrossingBridge reported that its assets under management were $4.0 billion as of June 30, 2025, versus $3.4 billion as of December 31, 2024.

By law, certain U.S. Department of Defense officials and other executive branch agency officials are required to submit reports to Congress describing defense and intelligence-related priorities that were not included in the President's annual budget request. These reports, known as unfunded priorities lists (UPLs), identify certain programs, activities, or mission requirements for which appropriations were not requested, along with the funding amounts that may be necessary to resource them.  In the recent unfunded priorities list it has been reported that the U.S. Air Force requested an increase in AMRAAM production from 1,200 annually to 2,400 annually by 2028.  AMRAAM is the largest defense program that Solitron supplies to.  While the request is positive news, any increase requires Congressional approval, and there are no assurances that approval will happen.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

SOLITRON DEVICES, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MAY 31, 2025, AND MAY 31, 2024

(in thousands except for share and per share amounts)

	For The Three Months Ended	For The Three Months Ended
	May 31, 2025	May 31, 2024
	unaudited	unaudited
Net sales	$2,700	$3,967
Cost of sales	2,310	2,292

Gross profit	390	1,675

Selling, general and administrative expenses	768	883

Operating income	(378)	792

Other income (loss)
Interest income	-	5
Interest expense	(74)	(50)
Dividend income	41	16
Realized gain (loss) on investments	81	11
Unrealized gain (loss) on investments	(127)	27
Total other income (loss)	(79)	9

Net income (loss) before income tax	(457)	801
Income tax (expense) benefit	121	(212)

Net income (loss)	$(336)	$589

Net income (loss) per common share - basic and diluted	$(0.16)	$0.28

Weighted average shares outstanding - basic and diluted	2,082,553	2,083,436

SOLITRON DEVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

AS OF MAY 31, 2025, AND FEBRUARY 28, 2025

(in thousands, except for share and per share amounts)

	May 31, 2025	February 28, 2025

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,570	$4,099
Marketable securities	659	919
Accounts receivable	1,750	2,129
Inventories, net	3,591	3,440
Prepaid expenses and other current assets	212	132
TOTAL CURRENT ASSETS	8,782	10,719

Property, plant and equipment, net	8,532	8,635
Intangible assets	2,852	2,905
Deferred tax asset	1,743	1,622
Long-term investment	1,650	-
Other assets	428	555
TOTAL ASSETS	$23,987	$24,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$732	$439
Customer deposits	119	118
Accrued contingent consideration, current	598	570
Mortgage loan, current portion	155	152
Accrued expenses and other current liabilities	857	846
TOTAL CURRENT LIABILITIES	2,461	2,125

Accrued contingent consideration, non-current	254	663
Mortgage loan, net of current portion	3,725	3,765
TOTAL LIABILITIES	6,440	6,553

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,082,553 shares outstanding, net of 487,827 treasury shares at May 31, 2025 and 2,082,553 shares outstanding, net of 487,827 treasury shares at February 28, 2025, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained earnings	17,104	17,440
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	17,547	17,883
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,987	$24,436

The unaudited financial information disclosed in this press release for the three months ended May 31, 2025, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2025. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com